TEREX CORPORATION ANNOUNCES DATE CHANGE
FOR FOURTH QUARTER AND YEAR-END 2018
FINANCIAL RESULTS CONFERENCE CALL

WESTPORT, CT, February 18, 2019 – Terex Corporation (NYSE:TEX) today announced that it will delay its fourth quarter and year-end 2018 financial results conference call to Tuesday, February 26, 2019 at 8:30 A.M. Eastern Time for non-regulatory, non-accounting related reasons. Pending finalization, Terex expects to announce income from continuing operations of $111.3 million, or $1.45 per share, on net sales of $5.1 billion. These 2018 results include a one-time, non-cash charge of $67 million related to the annuitization of the Company’s U.S. pension plan in the fourth quarter. Income from continuing operations, as adjusted, for the full year 2018 is expected to be $208.6 million, or $2.71 per share. The Glossary at the end of this press release contains further details regarding this non-GAAP measure.

More financial detail and 2019 guidance will be provided in connection with our financial results conference call. The Company will release its financial results prior to the call.

A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the webcast 10 minutes prior to the starting time.

The call will also be archived at the above web address.

Contact Information:
Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
(203) 222-5954
brian.henry@terex.com
https://investors.terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in three business segments: Aerial Work Platforms, Cranes, and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

GLOSSARY

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data), and are as of or for the period ended December 31, 2018, unless otherwise indicated.

YTD 2018	Income (loss) from Continuing Operations before Taxes	(Provision for) benefit from Income Taxes (1)	Income (loss) from Continuing Operations	Earnings (loss) per share (2)
As Reported (GAAP)	$148.7	(37.4)	111.3	$1.45
Restructuring & Related	14.7	(2.8)	11.9	0.16
Transformation	35.9	(5.7)	30.2	0.39
Pension Annuitization	67.0	(24.4)	42.6	0.55
Extinguishment of Debt	0.7	(0.1)	0.6	0.01
Other	1.1	0.6	1.7	0.02
Tax Related (3)	—	10.3	10.3	0.13
As Adjusted (Non-GAAP)	$268.1	(59.5)	208.6	$2.71

(1) Tax effect on adjustments is calculated using the applicable jurisdictional blended tax rate
(2) Based on diluted average shares outstanding of 76.9 million
(3) Includes adjustments without related pre-tax amounts and the tax amount necessary to align quarterly tax expense (benefit) with the forecasted full year as adjusted effective tax rate

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